AMT CAPITAL SERVICES, INC.
	430 Park Avenue
	New York, New York 10022
	212-308-4848 Telephone
	212-308-5190 Fax


	December 13, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

	Re:	AMT Capital Fund, Inc.
	    	Registration Statement on Form N-14
	    	File No. 33-66840

Dear Sir or Madam:

Pursuant to Rule 488(a) under the Securities Act of 1933 and on behalf of AMT Capital Fund, Inc. (the "Registrant"), we attach for electronic filing a pre-effective amendmend to the Registrant's Registration on Form N-14, including exhibits. The attached filing is marked to show changes from the Registrant's Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on November 14, 1995.

No fee is payable because the Registrant has previously filed a declaration of indefinite registration of its shares pursuant to Rule 24f-2 under the Investment Company Act of 1940. This Registration Statement is being submitted in connection with the proposed Reorganization of the Lehman Selected Growth Stock Portfolio, a series of Lehman Brothers Funds, Inc., into the Class B shares of the U.S. Selected Growth Portfolio, a series of the Registrant.

This will confirm that, after the closing of the aforementioned
Reorganization, the Fund undertakes to file a Post-Effective Amendment to its Registration Statement on Form N-14 that includes an executed opinion of counsel as to the tax effects of the Reorganization.

We hereby respectfully request acceleration of the effectiveness of the Registration Statement filed herewith to December 14, 1995.

Should you have any questions or comments regarding the foregoing, please do not hesitate to contact the undersigned at (800) 762-4848 or our outside counsel, Will Goodwin, at (212) 326-3550.

Very truly yours,

/s/ Eric P. Nachimovsky
---------------------
Eric P. Nachimovsky


Enclosures: As Stated